Exhibit 99.1

[AMX CORPORATION LOGO]

FOR IMMEDIATE RELEASE

Contact:

Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX Corporation Reports Strong First Quarter

Results; Earnings Per Share Doubles To $0.08

RICHARDSON, TX – July 31, 2003—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced its seventh consecutive profitable quarter. For the fiscal first quarter ended June 30, 2003, AMX reported net income of $0.9 million or $0.08 per diluted share on revenues of $19.3 million, compared to net income of $0.5 million or $0.04 per diluted share in the year ago quarter.

Total revenues of $19.3 million were down 4% from $20.2 million in the year ago quarter. Commercial revenue of $16.7 million, which represents approximately 86% of total revenue and includes both domestic and international sales, was down 6% from $17.8 million in the year ago quarter. Residential revenue of $2.6 million increased 12% from $2.3 million in the year ago quarter.

Commenting on AMX’s performance, Bob Carroll, President and Chief Executive Officer said, “We are extremely pleased with the Company’s ability to generate strong operating results in uncertain economic times. This is a clear indication that AMX is well positioned for future success as market conditions improve and as the Company captures additional market share through an expanded and enhanced product portfolio.”

“We are pleased with our improving profit margins,” said Chris Apple, Vice President and Chief Financial Officer. “Gross margins increased to 53.6% in the current quarter, up from 50.6% in the year ago quarter. This improvement is attributable to new product introductions as well as efficiencies created by our manufacturing outsourcing strategy. The outsourcing strategy has also allowed us to improve our product availability and provide the high quality products our customers demand.”

“The impact of these and other improvements continues to be reflected in our balance sheet,” continued Apple. “Cash has increased from $5.0 million at March 31, 2003 to $6.2 million, while debt is down to $3.0 million from $4.0 million at March 31, 2003.”

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“Since November of 2001, we have worked diligently to restructure and rejuvenate AMX,” continued Carroll. “The result is a Company with renewed financial strength and agility, enabling us to concentrate on product development and strategic sales initiatives. AMX is becoming the provider of solutions for control and automation, rather than just a manufacturer of control components. We continue to aggressively invest in product development as reflected by a 31% increase in research and development spending compared to the year ago quarter.”

Carroll added, “Recently the AMX Modero™ Touch Panel was chosen over hundreds of other products by Electronic House magazine as the 2003 Electronic House Product of the Year in its category for its technological innovation, outstanding features and overall value. While we are pleased with the favorable reception this and other new products have received, our product development efforts are continuing to progress and we will be introducing several new innovative products in September at the Custom Electronic Design and Installation Association (“CEDIA”) tradeshow in Indianapolis.”

For the three months ended June 30, 2003:

•	Income per diluted share was $0.08 compared to income per diluted share of $0.04 for the same period last year.

•	Revenues were $19.3 million compared to $20.2 million for the same period last year.

•	Gross margins were 53.6% compared to 50.6% in the year ago quarter.

•	Operating expenses were $9.5 million, down slightly from operating expenses in the year ago quarter.

•	Operating income was $0.9 million as compared to operating income of $0.7 million in the year ago period.

Webcast

In conjunction with the First Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, July 31. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz385097655gf12.html. The call is open to the general public and is also available by dialing (800) 223-9488. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial (800) 839-3608 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

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About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

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AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended June 30 (Unaudited)
	2003	2002
Commercial sales	$16,692	$17,847
Residential sales	2,631	2,348

Net sales	19,323	20,195

Cost of sales	8,961	9,969

Gross profit	10,362	10,226

Gross profit percentage	53.6%	50.6%

Selling and marketing expenses	5,100	5,562
Research and development expenses	2,550	1,952
General and administrative expenses	1,814	2,031

Total operating expenses	9,464	9,545

Operating income	898	681
Interest expense	43	132
Other income, net	89	11

Income before income taxes	944	560

Income tax expense	12	70

Net income	$932	$490

Basic and diluted income per share	$0.08	$0.04

Shares outstanding—basic	11,280	11,087

Shares outstanding—diluted	11,319	11,088

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AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,164	$4,961
Receivables, net	9,622	9,820
Inventories	7,616	7,274
Prepaid expenses and other	1,373	1,234

Total current assets	24,775	23,289

Furniture and equipment, at cost, net	6,677	6,899

Other assets	310	292

Total assets	$31,762	$30,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,554	$3,167
Current portion of long-term debt	766	766
Line of credit	2,250	3,000
Other accrued expenses	3,783	4,036

Total current liabilities	11,353	10,969

Long-term debt, less current portion	—	255

Other long-term liabilities	212	200

Shareholders’ equity:
Common stock	119	117
Additional paid-in capital	24,791	24,407
Deferred Compensation	(177)	—
Retained earnings (deficit)	(68)	(1,000)
Less treasury stock	(4,468)	(4,468)

Total shareholders’ equity	20,197	19,056

Total liabilities and shareholders’ equity	$31,762	$30,480